Exhibit 99.2
Ebix Acquires Peak Performance Solutions and Adds Workers’
Compensation, Risk Management and Claims Processing to
EbixExchange
Acquisition Likely to be Accretive to Ebix EPS
ATLANTA, GA – September 30, 2009 – Ebix, Inc. (NASDAQ: EBIX), a leading international supplier of On-Demand software and E-commerce services to the insurance industry, announced today that it has acquired Ohio-based Peak Performance Solutions, Inc. effective the 1st of October 2009. The signing of the binding agreement and the closing of the transaction was completed today. The acquisition is expected to be accretive to Ebix Earnings per Share (“EPS”) in the near and long-term future.
Peak Performance Solutions, Inc. (PEAK), offers comprehensive, end-to-end insurance software and technology solutions to insurance companies, self-insured entities, and risk management organizations in the areas of workers’ compensation claims processing, risk management claims administration, managed care tracking and backend policy administration.
All PEAK exchange products are available in an On-Demand basis while the backend policy systems are available in an ASP and self-hosted basis. 75% of PEAK revenues are recurring in nature, in the form of subscription fees, application service provider fees, technical service and support fees.
Peak currently services 450+ customers who are positioned within the property and casualty insurance industry, the risk management industry, or are self-insured organizations that benefit from the types of insurance management tools provided by Peak. No single customer accounts for more than 10% of revenues.
The deal will involve an upfront cash payment of $8 million to Peak shareholders plus a potential earn-out cash payment of up to $1.5 million, paid after a period of 1 year from the date of acquisition provided that specific revenue targets are achieved. Ebix funded the acquisition with internal sources using its own cash reserves. No shares of Ebix’s capital stock were issued as a part of the deal, thus resulting in no share dilution to Ebix’s existing shareholders. No financial advisors were involved in the transaction from the Ebix side.
Robin Raina, Chairman, President and CEO of Ebix, said, “Peak has been a strong player in the workers’ compensation claims, risk management, managed care and the claims processing industry. The addition of these services to EbixExchange will further strengthen our position in the fast-growing risk management and claims processing sector of the insurance industry.”
Raina added, “On the economic front, we are excited about this acquisition on many accounts. Firstly, it brings a revenue base to the company that is 75% recurring. This base covers a combined customer base of 450+ customers comprising 40 insurance companies, 5 state governments, and risk departments of a few hundred companies; and with little dependence on any one large client, Peak provides us with the kind of diverse customer base that we like. Secondly, it is a business that is likely to be accretive to Ebix Earnings per Share (EPS) in the near and long-term future.”
“We are also pleased to inherit a rather strong management team headed by an insurance industry veteran Steve Isaac. We believe that we are well positioned to use the cross-selling opportunity for our existing P&C Carrier Division to sell cutting-edge ASP policy back-end systems to Peak insurance carriers and workers’ compensation solutions to existing Ebix Health Division customers. This will also open cross-selling opportunities to sell our existing insurance certificate tracking services to Peak risk management customers,” Raina added. “On the same token, it offers cross-selling opportunities for us to sell Peak risk management services to risk departments of hundreds of Ebix existing corporate clients who use our certificate tracking services.”

About Peak Performance
Founded in 2004, Peak Performance offers comprehensive insurance processing solutions that deliver measurable and significant ROI, from reducing operating costs to improving loss ratios. The company offers comprehensive, end-to-end insurance software and technology solutions to insurance companies, self-insured entities, and risk management organizations in the areas of workers’ compensation claims processing, Risk management claims administration, managed care tracking and backend policy administration. For more information on Peak Performance’s products and services, visit www.peakpsi.com
About EbixExchange
A division of Ebix, Inc., EbixExchange is the premier On-Demand Software Exchange that offers products and services that automate, expedite, and improve the process for the life insurance, annuity, property & casualty, and health insurance industries. Seen as a leading developer of electronic Straight Through Processing, EbixExchange currently supports a broad range of insurance agencies, brokerage and clearing firms, and operations centers at over 100 of the leading insurance carriers and their affiliates. EbixExchange products include WinFlex (multi-carrier compliant illustrations), VitalSales Suite (research/quotes/forms), AnnuityNet (annuity order-entry), LifeSpeed (advanced application processing), EbixHealth (employee benefits and claims) and various P&C exchanges across the world. For more information, please visit http://www.ebixexchange.com
About Ebix, Inc.
A leading international supplier of On-Demand software and E-commerce services to the insurance industry, Ebix, Inc., (NASDAQ: EBIX) provides end to end solutions ranging from infrastructure exchanges, carrier systems, agency systems and BPO services to custom software development for all entities involved in the insurance industry.
With 23 offices across Singapore, Australia, the US, New Zealand, India and Canada, Ebix powers multiple exchanges across the world in the field of life, annuity, health and property & casualty insurance while conducting in excess of $100 billion in insurance premiums on its platforms. Through its various SaaS-based software platforms, Ebix employs hundreds of insurance and technology professionals to provide products, support and consultancy to thousands of customers on six continents. Ebix’s focus on quality has enabled it to be awarded Level 5 status of the Carnegie Mellon Software Engineering Institute’s Capability Maturity Model (CMM). Ebix has also earned ISO 9001:2000 certification for both its development and BPO units in India. For more information, visit the Company’s website at www.ebix.com
CONTACT:

Steve Horneman
678-281-0309 or steve.horneman@ebix.com
Aaron Tikkoo, IR
678 -281-2027 or atikkoo@ebix.com